Exhibit 10.10

March 13, 2015

Mr. Manesh Naidu

Subject:  Amendment to Employment Agreement

Dear Manesh:

As we verbally discussed, this letter represents an amendment (the “Amendment”) to the Employment Agreement, dated as of January 4, 2012, between you and Ikaria, Inc. (“Ikaria”), which Employment Agreement was assumed by Bellerophon Therapeutics, Inc. (“Bellerophon”) in connection with Bellerophon’s spin-out from Ikaria in February 2014 (the “Employment Agreement”).

Section 3(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Annual Bonus.  For the 2012 calendar year and each subsequent calendar year during the Employment Period, the Employee shall be eligible to receive a bonus based on the Employee’s service during such year in such amount as is determined in accordance with the terms of the Company’s management incentive program then applicable to the Employee at an annualized target of 35% of Annual Base Salary, provided that the Employee is employed by the Company at the time such Annual Bonus is declared due and owing (the “Annual Bonus”).  Beginning with the Annual Bonus in respect of calendar year 2014 and for years thereafter, the Company, in its sole discretion, may pay such bonus in cash or a combination of cash and equity, in each instance on such terms as are determined by the Compensation Committee of the Board of Directors; provided, however, that if the Annual Bonus is to be paid in a combination of cash and equity, such cash and equity components shall be in equal parts.  With respect to any equity awards granted to the Employee in respect of the calendar year 2014 Annual Bonus, if the Employee is terminated without Cause (as defined in the applicable award agreement) by the Company within the twelve (12) month period following the grant of such equity award, then the equity award shall vest in full as of the date of such termination of employment.”

All other terms of the Employment Agreement will remain the same.

The Employment Agreement, as supplemented and modified by this Amendment, constitutes the entire agreement and understanding of the parties thereto with respect to the subject matter thereof and supersedes all prior agreements and understandings relating to such subject matter.

/s/ Jonathan M. Peacock
Jonathan M. Peacock
President and Chief Executive Officer

53 Frontage Road, Suite 301, Hampton, NJ 08827 | 908-574-4770 |  bellerophon.com

I acknowledge and accept the above amendment to my Employment Agreement as of the date first set forth above.

/s/ Manesh Naidu
Manesh Naidu
Chief Business Officer